RCM Strategic Global Government Fund
Stockholder Meeting Results (Unaudited)

The Annual Meeting of Stockholders of RCM Strategic
Global Government Fund, Inc. was held on Thursday,
August 26, 1999. The number of shares issued, outstanding and eligible to vote as of the record date (July 1, 1999) was 30,515,800. Present were
28,826,505 shares represented by 163 proxies or 94.46% of the eligible voting shares tabulated. The matters voted upon by Stockholders and the resulting votes for each matter are presented below:
James M. Whitaker and Luke D. Knecht were re-elected to the Board of Directors for terms to expire in 2002 and 2000, respectively, or until their successors shall be duly elected and qualified. The votes for James M. Whitaker were cast: For (28,457,693), Withheld (368,812). The votes for Luke D. Knecht were cast: For
(28,459,823), Withheld (366,683).
The selection by the Board of Directors of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending January 31, 2000 was ratified. The votes were cast: For
(28,376,147), Against (185,320), Abstain (265,038).